Exhibit 99.1

Virco Announces First Quarter Cash Dividend

TORRANCE, CALIFORNIA, FEBRUARY 27, 2024 – Virco Mfg. Corporation (NASDAQ: VIRC), the largest manufacturer and supplier of movable furniture and equipment for educational environments in the United States, declared a cash dividend for the first quarter of fiscal 2025 of $0.02 per share of common stock, payable on April 10, 2024 to shareholders of record as of March 7, 2024.

The Company is currently in the closing process for its fiscal year ended January 31, 2024. After reviewing preliminary results for the year, Virco’s Board of Directors declared the dividend based on the Company’s expected continued strong performance.

Commenting on the dividend and Virco’s progress, Chairman and CEO Robert Virtue said:
“As long-time shareholders know, it has been our goal to restore a regular cash dividend as a way of sharing Virco’s success with its owners. In addition, we are in the process of implementing the previously-announced share repurchase program. In combination with the dividend, we anticipate that this will provide a balanced portfolio of shareholder returns. Our financial strength also permits us to follow through on our quality and service commitments to educators. They never need to wonder if someone will be there to answer the phone, or email, or a service call. We’re committed to supporting students and educators through economic ups and downs.”

“We also believe it’s fair and appropriate to reward the patient shareholders who allowed us to preserve our U.S. factories, warehouses, and employees during the last twenty years, when many other companies closed their U.S. facilities and outsourced their jobs. Our capabilities as a strong domestic supplier of school furniture have never been more needed or more essential. Our role in the recovery is small, but we take it seriously and look forward to the help we can provide by building comfortable and inspirational school furniture right here in our own American factories.”

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, which may cause actual results to differ materially from those that are anticipated. The declaration and payment of future dividends, as well as the amounts thereof, are subject to the discretion of the Company’s Board of Directors. The amount and size of any future dividends will depend upon the Company’s future results of operations,financial condition, capital levels, cash requirements and other factors. There can be no assurance that the Company will declare and pay dividends in future periods.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer